UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number of issuing entity: 333-130789-04


  Bear Stearns Commercial Mortgage Securities Trust 2007-PWR15
  (Exact name of issuing entity as specified in its charter)


  Commission File Number of depositor: 333-130789


  Bear Stearns Commercial Mortgage Securities Inc.
  (Exact name of depositor as specified in its charter)


  Nationwide Life Insurance Company
  Principal Commercial Funding, LLC
  Principal Commercial Funding II, LLC
  Wells Fargo Bank, National Association
  Prudential Mortgage Capital Funding, LLC
  Bear Stearns Commercial Mortgage, Inc.
 (Exact name of sponsor as specified in its charter)


    c/o Wells Fargo Bank, N.A.
    9062 Old Annapolis Road
    Columbia, MD 21045
    (410) 884-2000



    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)



  A-1

  A-1A

  A-2

  A-3

  A-4

  A-4FL

  A-AB

  A-J

  A-JFL

  A-M

  A-MFL

  B

  C

  D

  E

  F

  G

  H

  J

  K

  L

  M

  N

  O

  P

  R

  R1

  R2

  V

  X-1

  X-2

  (Title of each class of securities covered by this Form)

    None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



    Rule 12g-4(a)(1)(i)            / /

    Rule 12g-4(a)(1)(ii)           / /

    Rule 12g-4(a)(2)(i)            / /

    Rule 12g-4(a)(2)(ii)           / /

    Rule 12h-3(b)(1)(i)            / /

    Rule 12h-3(b)(1)(ii)           / /

    Rule 12h-3(b)(2)(i)            / /

    Rule 12h-3(b)(2)(ii)           / /

    Rule 15d-6                     /X/


  Approximate number of holders of record as of the certification or notice date:
                Less than 300 Holders



  Pursuant to the requirements of the Securities Exchange Act of 1934,

    Bear Stearns Commercial Mortgage Securities Trust 2007-PWR15

  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: January 22, 2008
  By: /s/ Adam Ansaldi
  Adam Ansaldi, Vice President




  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.